Riemann Computing

Riemann Computing is a startup centered around building technologies that heavily disrupt telecom and infrastructure as industries. They are impact-driven, and want to fix outdated grids and make the world more connected.

Invest

$99.54 minimum investment

DEADLINE: July 15, 2024

in 3 months

SHARE PRICE

$0.79

TOTAL RAISED

$36,968

VALUATION

$29,625,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Riemann Computing (formerly and also known as Stark Drones) is a for profit C-Corp with various sub-entities for different research initiatives. Riemann Computing has a multifaceted product portfolio and business plan aiming to tackle a variety of industries. They aim to make money through research initiatives, potential joint ventures, government collaboration opportunities, and the selling of their products. They have a subentity that is a non-profit called the Stark Global Initiative for its philanthropic and charitable projects. They are engaged in building technologies centered around heavily disrupting telecom and infrastructure as industries. In a way, they offer infrastructure as a service, and research as a service. Their primary business model is B2B. They are an emerging company that participates in sensory networks, UART communications, and aviation design concepts.


Our Mission


Riemann Computing aims to change a variety of industries, mostly centered towards telecommunications and infrastructure.
Riemann
COMPUTING

As a startup, we believe that we can collectively build technology that can push forward human progress.As a startup, we believe that we can collectively build technology that can push forward human progress. We are building things from air powered batteries, to cost efficient internet balloons, to distributed and decentralized grids and powerwalls. Not only that, but we are trying to utilize various technical expertise to make strides in the aerospace industry and human exploration. We want to take a multifaceted approach to create moonshots that take our research into new heights. Riemann Computing wants to be more than just another startup, but an inspiration for generations to come.

SUCCESS TO DATE

- We’ve done a city-approved telemetry test launch for an internet balloon system.
- We are working towards the development of a portable CAES battery system (Compressed Air Energy Storage).
- Riemann Computing have also tested aquatic wireless networks and various modules.
- We have an intellectual property portfolio, and a portfolio of various different communication protocols and telemetry solutions.
- We contributed to distributed computing protocols downloaded by over 175k developers.
- On October 14th, 2022, we reached over 100k subscribers on our YouTube channel through our various efforts. We were given a YouTube Silver Play Button.

In relation to our intellectual property portfolio:

- Our Compression Algorithm, US 16/059,633, was granted and has since been cited by RedHat which is a subsidiary of IBM.
- We have a communications protocol patent, ZA 2019/01105 that was filed on Feb 21, 2019, which is for a "Low-Frequency Enabled Bluetooth GUI for P2P Device Identifier Communication" pending in South Africa.
- For August 8th, 2019, our Compression Patent application was filed in China through CN 201910729783X.
- We have a Computing Method patent (US 17/882587) filed on Aug 7th, 2022, that is pending.
- We have design patents as well such as one for a Modular Space Plane, US 29/852,695 (Sep 8, 2022) and pending, and an Aeronautical Propulsion Board, US 29/861,864 (Dec 3, 2022) and pending.
- We have a word mark application for NASCRIPT (NaScript) a programming language that has been in development. Its serial number is 97319685 and it has been pending since March of 2022.
- Riemann Computing is also working on various research disclosures, licenses, and programming languages. NaScript is just the most recent, but it is also developing the languages known as LonScript and ScrubScript.

PROBLEM

In terms of being reliable, the American Society of Civil Engineers gave the power grid a D+ rating. According to BroadbandSearch, a third of the entire world have NO access to the internet as of 2023. The keyholders of the internet is a select group of people, and most of the internet is severely centralized. These three problems dramatically need to be fixed. When you are looking at a broken grid, a third of the world being unconnected, and a seemingly too centralized internet that can potentially limit intellectual diversity, then you are stuck with a problem that technology created but have not efficiently found a means to solve.

SOLUTION

Riemann Computing has a CAES battery system (Compressed Air Energy Storage) that is designed to be almost 1/7th of the price of comparable Lithium-Ion batteries and can potentially be charged in nearly 15 seconds' time.


Other technologies they utilize are a distributed P2P (Point 2 Point connectivity module), and a $1400 alternative to $50,000+ balloon-based telemetry systems, which as an alternative potentially cost only $140 to build (in raw materials). Even if you want a longer-range model that uses a Helikite or Aerostat, likely the price would still be affordable compared to other market systems. These systems are being utilized as an updated solution to current grid, wireless transmission, and energy systems that we use today.
Riemann
COMPUTING

Currently, this could allow for a more distributed and open internet as well as more importantly, being able to upgrade grid power and transmission infrastructure. Riemann Computing utilizes novel uses of the same technology for highly advanced research topics and projects on the side, as Riemann Computing is heavily engaged in sustainability research, especially in relation to the scarcity of resources or finding alternatives to outdated technologies.


Launches



Utilizing a Spark.io Photon Board and a custom microsatellite for a range transmission and extension network, was the deployment of a test internet balloon system for a tethered telemetry test. We had to utilize multiple party tanks of helium (about 11), given there was a nationwide helium shortage at the time. Once the balloon was deployed, we were able to land it back safely and release the helium out of the balloon for any potential relaunch. It was a pricey launch at $1352.03 (excluding the videography) but was quite cost efficient for the time being. Costs like these are far below standard for this industry.



Riemann Computing tested aquatic wireless networks and various modules. The best signal strength result in relation to the LoRaWAN transmission was -75 dBm. There are various other networking protocols and range extenders in play here as well. The full hardware setup does include ESP8266 WiFi modules, Lightweight BLE, a module for UART, and a 4G PHAT as well as the involvement of a relay switch. This was tested on July 16th, 2022, at Port Huron, Michigan at the Lakeside Beach and Park.

Outside of this, Riemann Computing has done and presented various work w/ Wireless networking protocols, such as what was presented in the presentation seen here.

Projects

Riemann Computing has been working on a variety of projects including Internet Balloons, Aquatic and Underwater Wireless Networks, water harvesting solutions, the development of a Space Plane, and experimental research towards the development of an actual hoverboard as well as the development of a compute module. For the 2023 development timeline, Riemann Computing is hoping to make continued progress within these areas as well as the development of UAVs that meet a specialized purpose.



During 2023/2024, we want to work on firefighting UAVs and hope to come up with a streamlined route for development and partnering with potential fire departments who may be interested. We hope to have some of our more commercially viable and applicable research implemented within local cities and municipalities.

2024 may also be the year that we potentially enter into projects that have more of a global impact. We want to build a virtualized incubation hub and distributed network within the countries of Egypt, Syria and Israel to build technology that impacts surrounding regions through various citizen science, sustainability and social good initiatives.


We are also working on developing and stress testing some machine learning algorithms, including a transcription and translation that focuses on mass translation of ancient books such as the Qumran Caves Scrolls and τὰ βιβλία into some of the world's lesser known/unknown languages. Projects like these can be a testimony into some of our algorithmic capabilities.
Riemann
COMPUTING

Our focus on sustainability will target a variety of sectors including alternative energy, water resources, and even projects centered around limiting food waste. Riemann Computing is very mission driven.



In all honesty, while our original *Water from Air* attempt wasn't the best, 2023 offers the flexibility of us seeking out further R&D funding and learning from past mistakes. The combination of water monitoring and cleanup solutions (our Aquatic Networks), water harvesting solutions (Water from Air), and our resource limiting solutions (Firefighting UAVs for droughts), create a full pipeline for maximizing people's access to clean and abundant water on a global scale.

Compute Module


The compute module
utilizes a variety of
different parts and is the
successor to ChainBoard with added signal logic. This module is designed to power data transmission as well as be the full-on data logger and controller for lots of our launches.
Riemann
COMPUTING



It utilizes a signal computing method which is patent-pending under 17/882587 as of August 7th, 2022. Our founder also created various other related IP in (direct and indirect) relation to the software and hardware configurations of this compute module.

Open-Source Capabilities

Riemann Computing oversees the distribution and development of various open-source licenses and software. They also utilize the power of open source to introduce to the world concepts behind some of its more advanced proprietary technology. Riemann Computing utilizes and distributes both proprietary tech and open source for a variety of things and aims to get the best of both worlds.

We have run a test utilizing NextFlow and Seqera on the CHIPseq algorithmic template and custom configurations with a single core max CPU and 6GB max memory in the specs, connected to Google Batch through an API. These are the results. We can potentially analyze 500TB of memory for only $31.38 if this setup is scalable. This is related to cloud/edge computing, and likely an algorithm more tailored towards actual targeting and the data types analyzed, can probably yield even more valuable results. This is a result due to our black box solutions not our open-sourced SDK.


APIs & Services
API/Service Details
DISABLE API
Enabled APIs & services
Library
Credentials
OAuth consent screen
Page usage agreements
google.cloud.batch.v1.BatchService.CreateJob: -
google.cloud.batch.v1.BatchService.GetJob: 0
google.cloud.batch.v1alpha.BatchService.ReportAgentState: 0
Overall latency
RESET ZOOM
p50: 0.049s
p95: 0.064s
p99: 0.065s
Latency by API method (median)
RESET ZOOM
google.cloud.batch.v1.BatchService.CreateJob: -
google.cloud.batch.v1.BatchService.GetJob: 0.049s
google.cloud.batch.v1alpha.BatchService.ReportAgentState: 0.049s

Methods

Method ↑	Requests	Errors	Avg latency	99th percentile latency
google.cloud.batch.v1.BatchService.CreateJob	30	0	0.151 seconds	0.261 secon
google.cloud.batch.v1.BatchService.GetJob	636	0	0.03 seconds	0.065 secon
google.cloud.batch.v1alpha.BatchService.ReportAgentState	132	0	0.068 seconds	0.13 secon


APIs & Services
+ ENABLE APIS AND SERVICES
1 hour
6 hours
12 hours
1 day
2 days
4 days
7 days
14 days
30 days
Traffic
Errors
Median latency

Filter

Name	↓ Requests	Errors (%)	Latency, median (ms)	Latency, 95% (ms)
Compute Engine API	31,373	1	94	253
Cloud Logging API	10,305	0	91	130
Container File System API	9,862	1	12	75
Cloud Monitoring API	6,411	0	40	78
Kubernetes Engine API	1,938	1	122	832
Batch API	1,084	0	32	130
Cloud DNS API	1,009	8	36	111
Serverless VPC Access API	125	0	49	114
GKE Hub API	59	15	117	513
Service Networking API	15	0	380	2,621
Cloud Autoscaling API	8	100	536,870	536,870
Backup for GKE API	3	0	393	511

Memory

Physical (RAM) | Virtual (RAM + Disk swap) | % RAM Allocated


% Requested Physical Memory Used
% Memory
40.0
30.0
20.0
10.0
CHROMAP_INDEX
KHMER_UNIQUEKMERS
CUSTOM_GETCHROMSIZES
GTF2BED
SAMPLESHEET_CHECK
TRIMGALORE
CHROMAP_CHROMAP
SAMTOOLS_SORT
SAMTOOLS_INDEX
SAMTOOLS_STATS
GENOME_BLACKLIST_REGIONS


0.0
CHROMAP_INDEX
KHMER_UNIQUEKMERS
GTF2BED
SAMPLESHEET_CHECK
TRIMGALORE
CHROMAP_CHROMAP
SAMTOOLS_SORT
SAMTOOLS_INDEX
SAMTOOLS_STATS

Aggregate stats

19 m 11 s	
wall time	
0.0 CPU hours	
CPU time	
15.93 GB	
total memory	
2.36 GB	1.60 GB
read	write
$0.001	
estimated cost	

CPU

Raw Usage   % Allocated

CPU Usage


% single core CPU usage
150.0
100.0
50.0
0.0
CHROMAP_INDEX
KHMER_UNIQUEKMERS
CUSTOM_GETCHROMSIZES
GTF2BED
SAMPLESHEET_CHECK
TRIMGALORE
CHROMAP_CHROMAP
SAMTOOLS_SORT
SAMTOOLS_INDEX
SAMTOOLS_STATS
GENOME_BLACKLIST_REGIONS

Job Duration

Raw Usage | % Allocated


Task execution real-time
Execution time (minutes)
0.3
0.3
0.3
0.2
0.1
0.1
0.1
0.0
CHROMAP_INDEX
KHMER_UNIQUEKMERS
TRIMGALORE
CHROMAP_CHROMAP
SAMTOOLS_IDXSTATS
SAMTOOLS_FLAGSTAT

As of November 27th, 2022, the Decentralized-Internet SDK repository has reached over 133k downloads just from NPM alone. On the GitHub Marketplace, it has reached 819 people subscribed to the open-source application (for repo tracking purposes), of which it has an 82% active retention rate based on installed vs. not installed.

Conversion performance

2,562
Unique visitors to landing page

474 18%
Unique visitors to checkout page

Inactive customers

See the users who have purchased your app but have not installed it.

819
Subscribed customers

149 18%
Customers who have not installed the app

Check the Marketplace Documentation for more information on this page.


Downloads per day
Click and drag in the plot to zoom in
Downloads
3000
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1500
1000
500
Jan '20
May '20
Sep '20
Jan '21
May '21
Sep '21
Jan '22
May '22
Sep '22
Date

That SDK is an open-source dev kit and library for building an offline-centric network centered around distributed data sharding. It includes clusterpost and the gridbee-framework, amongst other repos. It also implements BOINC. It is mostly hosted through a single monorepo and is one of the largest dev kits for distributed and grid computing projects, as well as a decentralized web.

According to BOINC's website, a small team wanting to process 100 TeraFLOPS for 1 year, would only pay on average $125k using BOINC and the power of volunteer/grid computing as opposed to $175 Million hosting on Amazon's Elastic Computing Cloud. Since BOINC is open-source, the decentralized-internet SDK aims to take that same philosophy and integrate it into the world of decentralized applications. Riemann Computing oversees the distribution of that SDK.

BUSINESS MODEL

Riemann Computing has a multifaceted product portfolio and business plan aiming to tackle a variety of industries. They aim to make money through research initiatives, potential joint ventures and government collaboration opportunities, and the selling of their products.

In a way, they offer infrastructure as a service, and research as a service. Their primary business model is B2B.

MARKET

According to the Business Research Company, the telecom industry may reach a $3.8 trillion dollar market size by the year 2027. Also, according to Fortune Business Insights, the smart infrastructure market size may reach $413.16 billion by the year 2028. This means that the two primary industries we are trying to build technology in, could potentially reach a total market size of over $4.2 trillion dollars.

PRESS

- **Huron Daily Tribune**
  Internet balloon to be tested in Harbor Beach
- **Cleveland Water Alliance**
  Erie Hack 2021: Meet Our Semifinalists! - Cleveland Water Alliance
- **Northwestern Michigan College**
  Lakebed 2030: Schedule (Stark Drones)
- **Hackernoon**
  Introducing Stark Drones: Propelling into the Future
- **Government Technology**
  What's New in Civic Tech: D.C. Picks GigabitDCx Semi-Finalists
- **DC.gov OCTO**
  Mayor Bowser and OCTO Announce #GigabitDCx Semi-Finalists

TEAM



Andrew Magdy Kamal

CEO

I have built technology for over 37+ different startups, done product design for years and have expertise in a variety of different areas including Quantum Engineering.



Trevor Miller

Software Architect

Trevor Miller is a passionate creator and software developer. Trevor is passionate about grid computing and DevOps. He also founded BitBadges and is the co-creator of the Decentralized University project along w/ Andrew.



Joe Mansy

Project Engineer

Joe consults on CBA (Cost Benefit Analysis) of prototypes and helps with setting up and coordinating some of the launch logistics. He has years of experience as a project engineer and a background in Mechanical Engineering.



Beshoy Saad

Marketing and Media

Beshoy Saad is the founder of Imageup Productions, a premier video production agency. He specializes in photography, videography, and content creation.



Luke M. Yaldo
Advisor

Luke advises the founder of Riemann Computing. He is a health and MedTech entrepreneur with past experience in a wide variety of startups and businesses including YLX Technologies and ChainTerra.

SOCIAL MEDIA

Twitch

Twitter

GitHub

Website

YouTube

LinkedIn

Instagram

USE OF PROCEEDS

If the offering's maximum amount of $810,000 is raised:

Use	Value	% of Proceeds
Compensation for managers	$560	less than 0.1%
R & D	$45,500	5.6%
Legal Expenses	$68,250	8.4%
Starting a Lab Facility	$349,500	43.1%
Marketing Expenses	$71,000	8.8%
Outsourced Engineers	$45,500	5.6%
Debts and Liabilities	$85,000	10.5%
Full Time Engineer	$105,000	13.0%
Intermediary fees	$39,690	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Riemann Computing, Inc.. This offering must raise at least $10,000 by July 15, 2024 at 9:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Riemann Computing may issue additional securities to raise up to $810,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

38,525,317 shares
× $0.79 per share

$30,435,000 implied valuation

FINANCIALS

These financial statements have been audited by an independent Certified Public Accountant.

CPA audit report

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on September 27, 2023
- Form C/A on October 19, 2023
- Form C/A on November 3, 2023
- Form C/A on January 3, 2024
- Form C/A on March 20, 2024
- Form C/A on April 10, 2024

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter

UPDATES

- Apr 16, 2024 — The Riemann Computing website is live ... The...
- Apr 10, 2024 — Filed Form C/A
- Apr 8, 2024 — BitBadges Beta Multichain Connect... BitBadges...
- Apr 8, 2024 — The DBA for Stark ... The DBA for Riemann...
- Apr 4, 2024 — Pending Trademark and More... Let us start by...
- Apr 2, 2024 — Recent SGI Domains ... Here is a screenshot of...
- Apr 2, 2024 — IMPORTANT: New Registered Works ... Riemann...
- Mar 29, 2024 — IMPORTANT: Restructuring Update ... Stark...
- Mar 29, 2024 — Stark Drones is to be renamed... Stark Drones...
- Mar 29, 2024 — FilmClout Funding Portal dba... The DBA that...
- Mar 26, 2024 — Stark Global Initiative and some changes...
- Mar 25, 2024 — Name Reservation in Jamaica ... STARKCOM...
- Mar 24, 2024 — Stark Global Initiative Bylaws ... The Stark...
- Mar 22, 2024 — FCC Petition DISSEMINATED ... The FCC petition...
- Mar 20, 2024 — Filed Form C/A
- Mar 16, 2024 — New Corporate Updates and FCC Petition... The...
- Mar 13, 2024 — Kickstarter Pre-Launch Page...
- Mar 12, 2024 — Petitioning the EU on CRCF... The Stark Drones...
- Mar 9, 2024 — BitBadges Follow Protocol... One of our...
- Mar 7, 2024 — Stark Global Publishing Group DBA... The...

Mar 7, 2024 • Our LARA Annual Report Update... The Michigan...

Mar 1, 2024 • The CAGE Code/UEI for Stark Drones has been...

Feb 27, 2024 • Our Computing Method Patent no. US20240046776A1...

Feb 27, 2024 • We are now registered on the ARIN... We are...

Feb 16, 2024 • Stark Drones Recent Testing Data... We have...

Feb 14, 2024 • Stark Drones is considering becoming a B...

Feb 2, 2024 • The 2023 Annual Report has been filed. Our...

Jan 27, 2024 • The Stark Global Initiative's new website has...

Jan 26, 2024 • Check out Starkcom Global's FAQs We now have a...

Jan 17, 2024 • Some Updates to Start 2024... Our founder is...

Jan 3, 2024 • Filed Form C/A

Dec 29, 2023 • Our Last PR of 2023 Here is to 2023. Our...

Dec 27, 2023 • The Starkcom Global Website Launches The...

Dec 20, 2023 • The BitBadges Platform is potentially nearing...

Dec 11, 2023 • Stark Drones will be presenting at the...

Nov 21, 2023 • The NaScript trademark has been issued. A...

Nov 19, 2023 • The founder of Stark Drones is back from...

Nov 6, 2023 • Networking in NY, Stark Maps and More! The...

Nov 3, 2023 • Filed Form C/A

Oct 31, 2023 • Former Qualcomm Executive Charles Oshunremi...

Oct 30, 2023	Beshoy Hanna Joins the Stark Drones...
Oct 28, 2023	The Stark Drones founder was at Verge 23. The...
Oct 20, 2023	# Stark Drones wants to protect our...
Oct 19, 2023	Filed Form C/A
Oct 17, 2023	Watch the Stark Drones Founder's Maker Faire...
Oct 12, 2023	Stark Drones has recently announced its...
Oct 8, 2023	Come meet the founder of Stark Drones at one of...
Sep 27, 2023	Primary offering of 1,025,317 shares at $0.79
Sep 27, 2023	Filed Form C

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